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                  IPALCO ENTERPRISES, INC.                                                          EXHIBIT 11.1

      Exhibit 11.1 - Computation of Per Share Earnings

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          For the Quarter Ended September 30, 1997




QUARTER ENDED SEPTEMBER 30, 1997:                              Earnings Per                             Fully
                                                               Common Share         Primary            Diluted
                                                               ------------        ----------         ----------
Weighted Average Number of Shares
        Average Common Shares Outstanding at 9/30/97            44,581,968         44,581,968         44,581,968
        Dilutive Effect for Stock Options at 9/30/97                 -                284,266            371,773
                                                               -----------         ----------         ----------
        Weighted Average Shares at 9/30/97                      44,581,968         44,866,234         44,953,741
                                                               ===========         ==========         ==========

Net Income To Be Used To Compute Fully
   Diluted Earnings Per Average Common Share                                 (Dollars in thousands)
       Net Income                                                  $37,513            $37,513            $37,513
                                                               ===========         ==========         ==========

Earnings Per Average Common Share                                    $0.84              $0.84 (a)          $0.83 (a)
                                                               ===========         ==========         ==========



        For the Nine Months Ended September 30, 1997


NINE MONTHS ENDED SEPTEMBER 30, 1997:                          Earnings Per                             Fully
                                                               Common Share         Primary            Diluted
                                                               ------------        ----------         ----------
Weighted Average Number of Shares
        Average Common Shares Outstanding at 9/30/97            49,042,133         49,042,133         49,042,133
        Dilutive Effect for Stock Options at 9/30/97                 -                175,607            371,773
                                                               -----------         ----------         ----------
        Weighted Average Shares at 9/30/97                      49,042,133         49,217,740         49,413,906
                                                               ===========         ==========         ==========
Net Income To Be Used To Compute Fully
   Diluted Earnings Per Average Common Share                                 (Dollars in thousands)
       Net Income                                                  $94,705            $94,705            $94,705
                                                               ===========         ==========         ==========

Earnings Per Average Common Share                                    $1.93              $1.92 (a)          $1.92 (a)
                                                               ===========         ==========         ==========




Note:
(a)  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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